As filed with the Securities and Exchange Commission on November 24, 2021

Registration No. 333-253396

Registration No. 333-236619

Registration No. 333-230058

Registration No. 333-223147

Registration No. 333-216313

Registration No. 333-210255

Registration No. 333-202467

Registration No. 333-195384

Registration No. 333-249872

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-253396

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-236619

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-230058

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223147

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216313

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-210255

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202467

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-195384

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-249872

Under

The Securities Act of 1933

ADAMAS PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-0038620
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1900 Powell Street, Suite 1000 Emeryville, CA	94608
(Address of Principal Executive Offices)	(Zip Code)

Adamas Pharmaceuticals, Inc. 2002 Employee, Director and Consultant Stock Plan, as amended

Adamas Pharmaceuticals, Inc. 2007 Stock Plan, as amended

Adamas Pharmaceuticals, Inc. 2014 Equity Incentive Plan

Adamas Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan

Adamas Pharmaceuticals, Inc. 2016 Inducement Plan

(Full title of the plan)

Jack A. Khattar

President, Treasurer and Secretary

Adamas Pharmaceuticals, Inc.

9715 Key West Avenue

Rockville, Maryland 20850

(Name and address of agent for service)

Telephone: (301) 838-2500

(Telephone number, including area code, of agent for service)

Copies to:

Mark I. Gruhin, Esq.

George A. Naya, Esq.

Saul Ewing Arnstein & Lehr LLP

1919 Pennsylvania Avenue NW, Suite 550

Washington, DC 20006

Telephone: (202) 333-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), previously filed by Adamas Pharmaceuticals, Inc., a Delaware corporation (“Adamas”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-195384), originally filed with the SEC on April 18, 2014, pertaining to the registration of 1,969,643 shares of Adamas’ common stock, $0.001 par value (the “Shares”), under Adamas’ 2014 Equity Incentive Plan, 262,762 Shares under Adamas’ 2014 Employee Stock Purchase Plan, 4,601,756 Shares under Adamas’ 2007 Stock Plan, as amended, and 591,404 Shares under Adamas’ 2002 Employee, Director and Consultant Stock Plan, as amended.

•	Registration Statement on Form S-8 (File No. 333-202467), originally filed with the SEC on March 3,2015, pertaining to the registration of 701,763 Shares under Adamas’ 2014 Equity Incentive Plan and 175,440 Shares under Adamas’ 2014 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (File No. 333-210255), originally filed with the SEC on March 17, 2016, pertaining to the registration of 739,708 Shares under Adamas’ 2014 Equity Incentive Plan, 184,927 Shares under Adamas’ 2014 Employee Stock Purchase Plan, and 450,000 Shares under Adamas’ 2016 Inducement Plan.

•	Registration Statement on Form S-8 (File No. 333-216313), originally filed with the SEC on February 28, 2017, pertaining to the registration of 830,362 Shares under Adamas’ 2014 Equity Incentive Plan, 220,090 Shares under Adamas’ 2014 Employee Stock Purchase Plan, and 450,000 Shares under Adamas’ 2016 Inducement Plan.

•	Registration Statement on Form S-8 (File No. 333-223147), originally filed with the SEC on February 22, 2018, pertaining to the registration of 932,822 Shares under Adamas’ 2014 Equity Incentive Plan, 233,206 Shares under Adamas’ 2014 Employee Stock Purchase Plan, and 450,000 Shares under Adamas’ 2016 Inducement Plan.

•	Registration Statement on Form S-8 (File No. 333-230058), originally filed with the SEC on March 4, 2019, pertaining to the registration of 1,097,374 Shares under Adamas’ 2014 Equity Incentive Plan, 274,344 Shares under Adamas’ 2014 Employee Stock Purchase Plan, and 450,000 Shares under Adamas’ 2016 Inducement Plan.

•	Registration Statement on Form S-8 (File No. 333-236619), originally filed with the SEC on February 25, 2020, pertaining to the registration of 1,118,591 Shares under Adamas’ 2014 Equity Incentive Plan, 279,648 Shares under Adamas’ 2014 Employee Stock Purchase Plan, and 450,000 Shares under Adamas’ 2016 Inducement Plan.

•	Registration Statement on Form S-8 (File No. 333-249872), originally filed with the SEC on November 5, 2020, pertaining to the registration of 600,000 Shares under Adamas’ 2016 Inducement Plan.
•	Registration Statement on Form S-8 (File No. 333-253396), originally filed with the SEC on February 23, 2021, pertaining to the registration of 1,154,678 Shares under Adamas’ 2014 Equity Incentive Plan, 288,670 Shares under Adamas’ 2014 Employee Stock Purchase Plan, and 450,000 Shares under Adamas’ 2016 Inducement Plan.

On November 24, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of October 10, 2021, by and among Adamas, Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), and Supernus Reef, Inc., a Delaware corporation and wholly owned subsidiary of Supernus (“Purchaser”), Purchaser merged with and into Adamas (the “Merger”), with Adamas surviving the Merger as a wholly owned subsidiary of Supernus.

As a result of the Merger, Adamas has terminated any and all offerings of Adamas’ securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Adamas in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or not yet issued at the termination of the offering, Adamas hereby removes from registration all such securities of Adamas registered pursuant to the Registration Statements that remain unsold or not yet issued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Adamas certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on November 24, 2021.

ADAMAS PHARMACEUTICALS, INC.

By:	/s/ Jack A. Khattar
Name:	Jack A. Khattar
Title:	President, Treasurer and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.